Exhibit 99.1

CONTACT:	Tim Mammen	David Calusdian
	Chief Financial Officer	Executive Vice President
	IPG Photonics Corporation	Sharon Merrill
	(508) 373-1100	(617) 542-5300
IPG PHOTONICS REPORTS RECORD REVENUE ACHIEVED IN THIRD QUARTER 2013
Materials Processing Applications Increase 19% Over Prior Year
OXFORD, Mass. – November 1, 2013 - IPG Photonics Corporation (NASDAQ: IPGP) today reported financial results for the third quarter ended September 30, 2013.

	Three Months Ended September 30,			Nine Months Ended September 30,
(In millions, except per share data)	2013	2012	% Change	2013	2012	% Change
Revenue	$172.2	$156.4	10%	$482.2	$417.5	15%
Gross margin	53.9%	55.0%		53.6%	55.0%
Operating income	$59.8	$60.0	—%	$169.3	$161.6	5%
Operating margin	34.7%	38.4%		35.1%	38.7%
Net income attributable to IPG Photonics Corporation	$42.3	$42.4	—%	$119.2	$110.1	8%
Earnings per diluted share	$0.81	$0.81	—%	$2.28	$2.16	6%
Management Comments
“Record revenue in the third quarter of 2013 was driven by a 19% increase in sales for materials processing applications, which account for 95% of our business,” said Dr. Valentin Gapontsev, IPG Photonics' Chief Executive Officer. “We saw particularly strong demand for high-power lasers within materials processing. Gross margins of 53.9% were within our target range. EPS was flat with the year ago quarter and reflects the peak of our current investment cycle expanding manufacturing capacity, R&D and sales and marketing, which we believe will drive future revenue and earnings growth.
“Total revenue growth of 10% over last year came from increased demand in high-power lasers for cutting and welding applications, and in our mid-power and QCW product lines. However, the increases were offset by declines in pulsed laser sales for consumer electronic applications, which were strong last year, and declines in other applications.
“Geographically, Asia was our strongest performing region, with a 40% increase in sales primarily due to growth in Chinese and Turkish sales, which increased by 57% and more than 100%, respectively. These increases were tempered by lower sales in Europe and North America.
“During the third quarter, IPG generated $36.7 million in cash from operations and used $14.1 million to finance capital expenditures. We ended the quarter with $398.4 million in cash and cash equivalents.

Business Outlook and Financial Guidance
“While we expect fourth-quarter revenue to be seasonally weaker in certain areas and have reflected this in our guidance, we continue to believe that IPG still has a significant opportunity of profitable growth ahead for existing and new applications and product line expansion. As the technology pioneer and industry leader, we intend to continue to capitalize on the market we have created for reliable, flexible, high-performing and cost-effective fiber laser sources, while expanding our product line to capitalize on profitable new opportunities,” concluded Dr. Gapontsev.
IPG Photonics expects revenue in the range of $155 million to $170 million for the fourth quarter of 2013. The Company anticipates earnings per diluted share in the range of $0.68 to $0.82 based on 52,367,000 diluted common shares, which includes 51,495,000 basic common shares outstanding and 872,000 potentially dilutive options at September 30, 2013.
As discussed in more detail below, actual results may differ from this guidance due to various factors including, but not limited to, product demand, competition and general economic conditions. This guidance is subject to the risks outlined in the Company's reports with the SEC, and assumes that exchange rates remain at present levels.

Conference Call Reminder
The Company will hold a conference call to review its financial results and business highlights today, November 1, 2013 at 10:00 a.m. ET. The conference call will be webcast live and can be accessed on the “Investors” section of the Company's website at www.ipgphotonics.com. The conference call also can be accessed by dialing (877) 709-8155 or (201) 689-8881. Interested parties that are unable to listen to the live call may access an archived version of the webcast, which will be available for approximately one year on IPG's website.
About IPG Photonics Corporation
IPG Photonics Corporation is the world leader in high-power fiber lasers and amplifiers. Founded in 1990, IPG pioneered the development and commercialization of optical fiber-based lasers for use in diverse applications, primarily materials processing. Fiber lasers have revolutionized the industry by delivering superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end users to increase productivity and decrease operating costs. IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world. For more information, please visit www.ipgphotonics.com.
Safe Harbor Statement
Information and statements provided by the Company and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, expected seasonal weakness, a significant runway of profitable growth for existing and new applications, capitalizing on the market the Company has created, expanding its product line, capitalizing on profitable new opportunities for IPG, and guidance for the fourth quarter of 2013. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the strength or weakness of the business conditions in industries and geographic markets that the Company serves, particularly the effect of downturns in the markets IPG serves; uncertainties and adverse changes in the general economic conditions of markets; the Company's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; high levels of fixed costs from IPG's vertical integration; the appropriateness of the Company's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; the effect of acquisitions and investments; inventory write-downs; foreign currency fluctuations; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; building and expanding field service and support operations; inability to manage risks associated with international customers and operations; and other risks identified in the Company's SEC filings. Readers are encouraged to refer to the risk factors described in the Company's Annual Report on Form 10-K (filed with the SEC on February 28, 2013) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(in thousands, except per share data)
NET SALES	$172,152	$156,379	$482,175	$417,498
COST OF SALES	79,339	70,420	223,799	187,945
GROSS PROFIT	92,813	85,959	258,376	229,553
OPERATING EXPENSES:
Sales and marketing	6,801	5,785	19,514	16,771
Research and development	11,501	7,762	30,782	22,131
General and administrative	13,175	10,609	37,814	29,294
Loss (gain) on foreign exchange	1,563	1,796	972	(272)
Total operating expenses	33,040	25,952	89,082	67,924
OPERATING INCOME	59,773	60,007	169,294	161,629
OTHER INCOME (EXPENSE), NET:
Interest income (expense), net	63	55	(25)	541
Other income (expense), net	218	205	49	(981)
Total other income (expense)	281	260	24	(440)
INCOME BEFORE PROVISION FOR INCOME TAXES	60,054	60,267	169,318	161,189
PROVISION FOR INCOME TAXES	(17,716)	(17,832)	(50,133)	(48,357)
NET INCOME	42,338	42,435	119,185	112,832
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—	—	2,740
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION	$42,338	$42,435	$119,185	$110,092
NET INCOME ATTRIBUTABLE TO IPG PHOTONICS CORPORATION PER SHARE:
Basic	$0.82	$0.83	$2.32	$2.20
Diluted	$0.81	$0.81	$2.28	$2.16
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	51,495	51,090	51,474	50,204
Diluted	52,367	52,102	52,346	51,281

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF STOCK-BASED COMPENSATION

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2013	2012	2013	2012
Cost of sales	$842	$563	$2,324	$1,590
Sales and marketing	327	289	928	827
Research and development	512	334	1,377	976
General and administrative	1,450	973	3,975	2,965
Total stock-based compensation	3,131	2,159	8,604	6,358
Tax benefit recognized	(996)	(655)	(2,772)	(1,938)
Net stock-based compensation	$2,135	$1,504	$5,832	$4,420

IPG PHOTONICS CORPORATION
SUPPLEMENTAL SCHEDULE OF ACQUISITION RELATED COSTS IN COST OF SALES

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2013	2012	2013	2012
Cost of sales
Step-up of inventory (1)	$456	$—	$1,318	$—
Amortization of intangible assets (2)	179	360	541	1,024
Total acquisition related costs	$635	$360	$1,859	$1,024

(1)	Amount relates to Microsystems step-up adjustment on inventory sold during the period

(2)	Amount relates to intangible amortization expense during periods presented including amortization of acquired patents

IPG PHOTONICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2013	2012
	(In thousands, except share and per share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$398,355	$384,053
Accounts receivable, net	120,640	96,630
Inventories	171,268	139,618
Prepaid income taxes and income taxes receivable	17,326	13,071
Prepaid expenses and other current assets	30,072	18,639
Deferred income taxes, net	11,547	12,948
Total current assets	749,208	664,959
DEFERRED INCOME TAXES, NET	6,100	2,107
GOODWILL	455	2,898
INTANGIBLE ASSETS, NET	10,131	7,510
PROPERTY, PLANT AND EQUIPMENT, NET	236,507	210,563
OTHER ASSETS	7,395	7,461
TOTAL	$1,009,796	$895,498
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Revolving line-of-credit facilities	$1,547	$2,442
Current portion of long-term debt	1,333	1,505
Accounts payable	14,293	17,783
Accrued expenses and other liabilities	59,553	51,451
Deferred income taxes, net	2,050	9,831
Income taxes payable	27,031	42,443
Total current liabilities	105,807	125,455
DEFERRED INCOME TAXES AND OTHER LONG-TERM LIABILITIES	16,635	13,102
LONG-TERM DEBT, NET OF CURRENT PORTION	11,667	14,014
Total liabilities	134,109	152,571
COMMITMENTS AND CONTINGENCIES
IPG PHOTONICS CORPORATION STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value, 175,000,000 shares authorized; 51,604,568 shares issued and outstanding at September 30, 2013; 51,359,247 shares issued and outstanding at December 31, 2012	5	5
Additional paid-in capital	526,481	511,039
Retained earnings	354,162	234,977
Accumulated other comprehensive loss	(4,961)	(3,094)
Total IPG Photonics Corporation stockholders’ equity	875,687	742,927
TOTAL	$1,009,796	$895,498

IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2013	2012
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$119,185	$112,832
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,414	19,168
Provisions for inventory, warranty & bad debt	18,203	14,762
Other	2,354	10,585
Changes in assets and liabilities that (used) provided cash:
Accounts receivable/payable	(28,950)	(34,344)
Inventories	(43,705)	(17,050)
Other	(29,540)	10,552
Net cash provided by operating activities	60,961	116,505
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(48,333)	(51,715)
Proceeds from sales of property, plant and equipment	202	—
Proceeds from short-term investments	—	25,452
Acquisition of businesses	(5,555)	(11,596)
Other	442	(313)
Net cash used in investing activities	(53,244)	(38,172)
CASH FLOWS FROM FINANCING ACTIVITIES:
Line-of-credit facilities	(895)	(1,958)
Principal payments on long-term borrowings	(2,519)	(1,848)
Purchase of noncontrolling interests	—	(700)
Purchase of redeemable noncontrolling interests	—	(55,400)
Tax benefits from exercise of employee stock options	3,610	3,870
Exercise of employee stock options and issuances under employee stock purchase plan	3,228	4,275
Proceeds from follow-on public offering, net of offering expenses	—	167,963
Net cash provided by financing activities	3,424	116,202
EFFECT OF CHANGES IN EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	3,161	(2,200)
NET INCREASE IN CASH AND CASH EQUIVALENTS	14,302	192,335
CASH AND CASH EQUIVALENTS — Beginning of period	384,053	180,234
CASH AND CASH EQUIVALENTS — End of period	$398,355	$372,569
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$190	$553
Cash paid for income taxes	$74,107	$20,967